Exhibit 10.49

Description of Compensation Payable to Non-Employee Directors

The following summarizes the current compensation and benefits received by the Company’s non-employee directors. It is intended to be a summary of existing arrangements and is not intended to provide any additional rights to any director.

Each non-employee director of the Company will receive an annual fee of $60,000 per year, payable $15,000 per calendar quarter, and $2,500 for each board meeting attended in person and $1,500 for each meeting attended via teleconference. In addition, the chair of the Audit Committee of the Board of Directors will be paid a fee of $10,000 per year, payable $2,500 per calendar quarter, to serve in such capacity, the chair of each other committee of the Board of Directors will be paid a fee of $7,500 per year, payable $1,875 per calendar quarter, to serve in such capacity, and other committee members will be paid a fee of $2,000 per year, payable $500 per calendar quarter, per committee for service on committees of the Board of Directors.